Exhibit 99.1

FOR IMMEDIATE RELEASE

Guilford Pharmaceuticals Issues $60 Million of 5% Convertible Notes

BALTIMORE, June 12 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) announced today that it has entered into an agreement for the sale of $60 million of Convertible Subordinated Notes ($80 million if the initial purchasers’ option is exercised in full). The notes will be convertible into Guilford common stock at a price equal to $6.24 per share, subject to adjustment in certain circumstances, which represents a 30% premium over yesterday’s closing bid price of $4.80. The notes, which will mature on July 1, 2008, will bear an interest rate of 5% per year. The offering is expected to close on June 17, 2003.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

The Company expects to use the proceeds from the offering for general corporate purposes, including working capital and potential acquisition of products or technologies through licensing arrangements. Approximately $5.3 million of the proceeds will be used to repurchase 1.1 million shares of common stock concurrently with the offering.

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital and neurology markets. Presently, Guilford markets one commercial product, GLIADEL® Wafer, for the treatment of brain cancer, and has a product pipeline which includes a novel anesthetic, AQUAVAN™ Injection, and drugs for treating Parkinson’s disease and post-prostatectomy erectile dysfunction.

Contact: Guilford Pharmaceuticals Inc. Stacey Jurchison 410.631.5022 JurchisonS@guilfordpharm.com Internet addresses: www.guilfordpharm.com

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Current Report on Form 8-K filed with the SEC on June 11, 2003, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements.